Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains GP Holdings Appoints Victor Burk to Board of Directors

HOUSTON — January 28, 2014 — Plains GP Holdings (NYSE: PAGP) announced that effective today Victor Burk has been appointed as an independent member of its Board of Directors.

Mr. Burk has been a Managing Director of Alvarez & Marsal, a privately owned professional services firm, since April 2009. From 2005 to 2009, he was the global energy practice leader for Spencer Stuart, a privately owned executive recruiting firm. Prior to that, Mr. Burk served as managing partner of Deloitte & Touche’s global oil and natural gas group from 2002 to 2005. He began his professional career in 1972 with Arthur Andersen and served as managing partner of Arthur Andersen’s global oil and natural gas group from 1989 until 2002.

Mr. Burk is on the board of directors of EV Management, LLC, the ultimate general partner of  EV Energy Partners, L.P. (NASD:EVEP). He recently served as a director and as chairman of the audit committee of the general partner of PAA Natural Gas Storage, L.P. from April 2010 until it was acquired by Plains All American Pipeline, L.P. (NYSE: PAA) in December 2013.

Mr. Burk serves as a board member of the Independent Petroleum Association of America, Southeast Texas Region and the Sam Houston Area Council of the Boy Scouts of America. He received a Bachelor of Business Administration in Accounting from Stephen F. Austin State University.

Plains GP Holdings (NYSE: PAGP) is a publicly traded entity that owns the general partner and incentive distribution rights of Plains All American Pipeline, L.P., one of the largest energy infrastructure and logistics companies in North America.  PAGP is headquartered in Houston, Texas.

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